Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2009, 2008 and 2007

(Canadian Dollars)

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Bontan Corporation Inc.

We have audited the consolidated balance sheets of Bontan Corporation Inc. as at March 31, 2009 and 2008 and the consolidated statements of operations, shareholders' equity, comprehensive loss and accumulated other comprehensive loss and cash flows for each of the years in the three year period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009, 2008 and 2007, in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 17).

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada  Chartered Accountants
June 11, 2009  Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel:  416 785 5353
Fax:  416 785 5663

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)

As at March 31	Note	2009	2008

Assets
Current
Cash		$352,958	$1,259,062
Short term investments	3,13(x) & (xi) & 15 (b)	1,091,563	3,633,760
Prepaid consulting services	5	20,484	285,896
Other receivables	13(xii) &(xiii), 12(b)	118,508	54,198

		$1,583,513	$5,232,916
Office equipment and furniture	4	$9,434	$6,206
		$1,592,947	$5,239,122
Liabilities and shareholders' equity
Current liabilities
Accounts payable	5(a),13(viii)	$96,544	$30,339
Audit and consulting fees accrued		55,474	28,685
Total current liabilities		$152,018	$59,024
Shareholders' Equity
Capital stock	6	$32,854,075	$32,901,488
Warrants	8	2,192,927	2,153,857
Contributed surplus		4,154,266	4,077,427
Accumulated other comprehensive loss		(4,425,018)	(1,306,768)
Deficit		(33,335,321)	(32,645,906)
		(37,760,339)	(33,952,674)
Total shareholders' equity		$1,440,929	$5,180,098
		$1,592,947	$5,239,122

Commitments and Contingent Liabilities (Note 12)
Related Party Transactions (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

Bontan Corporation Inc.
Consolidated Statements of Operations
(Canadian Dollars)

For the years ended March 31,	Note		2009	2008	2007
Income
Gain on disposal of short term investments			$45,036	$248,455	$650,508
Interest	13(ix)		7,901	73,300	93,278

			52,937	321,755	743,786
Expenses
Consulting fees	10,12(b) & (c), 13 (v) & (Vii)		444,784	396,465	418,434
Travel,meals and promotions			66,896	120,008	108,266
Payroll			35,266	-	-
Shareholders information	12	(a),13(i)	144,757	133,502	149,105
Exchange (gain)loss			(119,789)	141,841	111,659
Professional fees			27,844	34,601	53,084
Office and general			42,641	40,349	30,630
Bank charges and interest			2,362	1,625	13,885
Communication	13(ii)		11,498	11,905	7,984
Rent	13(ii)		18,143	8,915	5,666
Transfer agents fees			4,940	4,343	4,974
Write off of short term investment			63,010	-	-
Write off of interest in gas exploration project			-	-	4,142
			742,352	893,554	907,829
Net loss for year			(689,415)	(571,799)	(164,043)

Basic and diluted loss per share information
Net Loss per share	9		$(0.02)	$(0.02)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)

For the years ended March 31,	Note	2009	2008	2007
Cash flows from operating activities
Net loss for year		(689,415)	(571,799)	(164,043)
Write off of interest in gas exploration project		-	-	4,142
Write off of a short term investment		63,010
Amortization of office equipment and furniture		2,027	817	-
Gain on disposal of short term investments		(45,036)	(248,455)	(650,508)
Consulting fees settled for common shares	10	277,856	314,248	367,973
Net change in working capital components
Other receivables		(64,310)	11,955	29,649
Accounts payable		66,205	11,287	(15,166)
Audit and consulting fees accrued		26,789	(715)	(101,370)
		(362,874)	(482,662)	(529,323)
Investing activities
Purchase of short term Investments		(2,412,123)	(3,366,685)	(6,366,652)
Net proceeds from sale of short term investments		1,818,097	1,990,303	5,479,390
Purchase of office equipment and furniture		(5,256)	(7,023)	-
Investment in interest in gas properties		-	-	(4,142)
		(599,282)	(1,383,405)	(891,404)
Financing activities
Common shares issued net of issuance costs		56,052	110,201	1,172,813
		56,052	110,201	1,172,813
Decrease in cash during year		(906,104)	(1,755,866)	(247,914)
Cash at beginning of year		1,259,062	3,014,928	3,262,842
Cash at end of year		352,958	1,259,062	3,014,928
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	10	277,856	314,248
options and expensed during the year				367,973
Consulting fees prepaid in shares	5	20,484	285,896	276,146
		298,340	600,144	644,119

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the Years Ended March 31, 2009, 2008 and 2007

	Number of Shares	Share Capital	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2006	22,757,703	$32,175,000	$951,299	$4,069,549	$(31,910,064)	$-	$5,285,784
Issued under private placement	4,500,000	1,303,126					1,303,126
Warrants issued under private placement		(1,263,914)	1,263,914				-
Finder fee		(130,313)					(130,313)
Shares cancelled	(20,000)	(5,980)					(5,980)
Issued under 2003 Consultant stock compensation plans	42,500	22,406					22,406
Issued under 2007 Consultant stock compensation plans	1,150,000	313,486					313,486
Net loss					(164,043)		(164,043)
Balance, March 31, 2007	28,430,203	$32,413,811	$2,215,213	$4,069,549	$(32,074,107)	$-	$6,624,466
Warrants excercised	315,540	122,446		-			122,446
Value of warrants transferred to capital stock upon exercise		61,356	(61,356)				-
Finder fee		(12,245)					(12,245)
Issued under 2007 Consultant stock compensation plan	1,350,000	316,120					316,120
Options granted				7,878			7,878
Net loss					(571,799)		(571,799)
Unrealised loss on short term investments, net of tax, considered available for sale, cumulative to march 31, 2008 on adoption of new Accounting Policy						(1,306,768)	(1,306,768)

Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued
(Canadian Dollars)
For the Years Ended March 31, 2009, 2008 and 2007

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
Issued under private placement	1,000,000	62,280		-			62,280
Finder fee		(6,228)					(6,228)
Value of warrants issued under private placement transferred to contributed surplus		(39,070)	39,070				-
Shares cancelled	(275,000)	(64,395)					(64,395)
Options revaluation upon changes in the terms				76,839			76,839
Net loss					(689,415)		(689,415)
Unrealised loss on short term investments,net of tax considered available for sale						(3,118,250)	(3,118,250)

Balance, March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929

The accompanying notes are an integral part of these consolidated financial statements

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss
(Canadian Dollars)

For the years ended March 31,	Note	2009	2008	2007
Net loss for year		$(689,415)	$(571,799)	$(164,043)
Other comprehensive loss
Unrealised loss for year on short term investments,net of tax considered available for sale	3	(3,118,250)	(2,266,470)	-
Comprehensive loss		(3,807,665)	(2,838,269)	(164,043)

Accumulated other comprehensive income(loss)
Beginning of year		(1,306,768)	-	-
Adjustment on adoption of new Accounting Policy	3	-	959,702	-
		(1,306,768)	959,702	-
Other comprehensive loss for year		(3,118,250)	(2,266,470)	-
Accumulated other comprehensive loss, end of year		$(4,425,018)	$(1,306,768)	$-

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and exploitation projects in countries around the globe through its subsidiary by acquiring joint venture, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

The Company currently does not have any active project participation and has now expanded its search for participation in suitable projects in all sectors.

2.      SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) except as described in Note 17 “Differences from United States Generally Accepted Accounting Principles”.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Bontan Oil & Gas Corporation. All inter-company balances and transactions have been eliminated on consolidation.

The following paragraphs describe the significant accounting policies.

Effective April 1, 2008, the Company adopted two new accounting standards issued by The Canadian Institute of Chartered Accountants ("CICA") on financial instruments comprising handbook sections 3862 "Financial Instruments – Disclosures" and 3863 "Financial Instruments – Presentation", which apply to interim and annual financial statements. These sections revise and enhance the current disclosure requirements but do not change the existing presentation requirements for financial instruments. The new disclosures provide additional information on the nature and extent of risks arising from financial instruments to which the Company is exposed and how it manages those risks. This disclosure is provided in note 15. The Company also adopted CICA handbook section 1535 "Capital Disclosures", which requires the Company to disclose qualitative and quantitative information relating to its objectives, policies and processes for managing its capital.  This disclosure is provided in note 16.

The CICA accounting standards board amended section 1400, “General Standards of Financial Statement Presentation” to include requirements for management to assess and disclose an entity’s ability to continue as a going concern. This section applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The adoption of this amendment did not have an impact on the consolidated financial statements.

Oil and Gas Properties Interest
Interests held in oil and gas properties are recorded on the basis of successful efforts method of accounting for oil and gas exploration and development activities under which direct acquisition costs of development properties, geological and geophysical costs associated with these properties and costs of development and exploratory wells that result in additions to proven reserves are capitalized. When the carrying value of a property exceeds its net recoverable amount that may be estimated by quantifiable evidence of an economic geological resource or reserve, joint venture expenditure commitments or the Company’s assessment of its ability to sell the property for an amount exceeding the deferred costs, provision is made for the impairment in value.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Revenue Recognition

Revenues associated with the sales of natural gas, crude oil and natural gas liquids (“NGLs”) together with costs including production and mineral taxes, royalty to landowner and transportation and selling costs are recognized on receipt of a statement of account from the operators of the projects where the Company holds equity interest and collection is reasonably assured.

Short-term Investments and other financial instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments.
All financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards.

Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

Other receivable are designated as “loans and receivable” and are carried at amortized cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at amortized cost.

Foreign Currency Translation

The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s only subsidiary, Bontan Oil & Gas Corporation uses US Dollar as a functional currency. However, the subsidiary is not self sustaining but is integrated to Bontan Corporation Inc. Hence translation gains and losses of this subsidiary are charged to the consolidated statement of operations.

Office equipment and furniture and amortization

Office equipment and furniture are amortised over their useful lives as follows:

Office furniture                                                   20%– declining balance basis
Computers                                                  33% – declining balance basis
Software                                                      20% - declining balance basis

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Comprehensive income and accumulated other comprehensive income include net unrealised gains and losses on short term investments net of applicable taxes, held as available for sale. Accumulated other comprehensive income is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Warrants

When the Company issues Units under a private Placement comprising common shares and warrants, the Company follows relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option price model. The fair value is then related to the total of net proceeds on issuance of Common shares and the fair value of the warrants issued therewith. The resultant relative fair value is allocated to warrants from the net proceeds and the balance of the net proceeds is allocated to the Common shares issued.

Accounting Changes

The Company follows CICA Section 1506, “Accounting changes” which require that (i) voluntary changes in accounting policies can be made if, and only if, the changes result in more reliable and relevant information (ii) changes in accounting policies are accompanied by disclosure of prior period amounts and justification for the changes, and (iii) for changes in estimates, the nature and amount of the change should be disclosed. The Company has not made any voluntary change in accounting policies during the fiscal years 2009 and 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of office equipment and furniture and impairment of short term investments.

Recent accounting pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities,  IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of IFRS on its consolidated financial statements.

Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The new section will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company will adopt the new standards for its fiscal year beginning April 1, 2009. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. This standard is not expected to have a material impact on the Company’s financial statements..

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business combinations

In January 2009, the CICA issued the new handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. Although the Company is considering the impact of adopting this pronouncement on the consolidated financial statements, it will be limited to any future acquisitions beginning in fiscal 2012.

Consolidated financial statements and non-controlling interests

In January 2009, the CICA issued the new handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of these recommendations is permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are to be presented in the consolidated statement of financial position within the entity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of income. In addition, these pronouncements establish standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. They also establish reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company is currently considering the impact of adopting these pronouncements on its consolidated financial statements in fiscal 2012 in connection with the conversion to IFRS.

Credit risk and the fair value of financial assets and financial liabilities

In January 2009, the CICA issued the Emerging Issues Committee (EIC) Abstract EIC – 173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”, effective for interim and annual financial statements ending on or after January 20, 2009. Earlier adoption of this abstract is permitted. EIC – 173 provides further information on the determination of the fair value of financial assets and financial liabilities under Section 3855, “Financial Instruments – Recognition and Measurement”. It states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. EIC – 173 should be applied retroactively, without restatement of prior periods, to all financial assets and liabilities measured at fair value. The Company will adopt this abstract during the first quarter of the 2010 fiscal year. This standard is not expected to have a material impact on the Company’s financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

3.	SHORT TERM INVESTMENTS

	March 31, 2009		March 31, 2008
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	5,253,570	1,091,563	4,637,738	3,330,970
Non-marketable securities	326,020	-	302,790	302,790
	$5,579,590	$1,091,563	$4,940,528	$3,633,760
Unrealised (loss) gain before tax		$(4,488,027)		$(1,306,768)
Movements in unrealised (loss)gain
At beginning of year		(1,306,768)		959,702
Loss during year		(3,118,250)		(2,266,470)
At end of year		$(4,425,018)		$(1,306,768)
a.                Marketable securities

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2009. An unrealised loss of $ 2,855,240 for the year and accumulated unrealised loss of $1,306,768 at the beginning of year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at March 31, 2009, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $138,189 (As at March 31, 2008:$ 414,176) and the market value of the underlying securities was $34,509 as at that date (As at March 31, 2008: $377,322). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between November 2009 and April 2012.

b.                Non-marketable securities

The Company held shares in three private corporations as at March 31, 2009, which are designated as “Available for sale”. The carrying cost of these investments was $326,020. Based on the management review of the affairs of the above investee companies and discussions with their management, it was concluded that there was no other than temporary impairment in the carrying costs of these investments as at March 31, 2009 except one investment of $63,010. The factors considered in our impairment review included length of time the security was held, extent to which the fair value was below cost, current financial conditions of the investee companies, near term prospects of the investee companies and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company however believed that as at March 31, 2009, the value of these investments was seriously affected due partly to the overall adverse market conditions and has therefore valued them at zero value. An unrealised loss of $ 263,010 was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As regards the investment of $63,010, management was unable to get any update on the affairs of the private corporation which was inactive. Management therefore concluded that there was a permanent impairment in the value of this investment and accordingly $63,010 was fully written off.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	accumulated amortisation	Net book value	Net book value
As at March 31,	2009			2008
Office furniture	4,725	1,323	3,402	4,252
Computer	2,298	996	1,302	1,954
Software	5,256	526	4,730	-

	$12,279	$2,845	$9,434	$6,206

Amortization of office equipment and furniture amounted to $ 2,027 (2008: $817)

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2008	Deferred during the year (b)	Canceled during the year (a)	Expensed during the year	Balance at March 31, 2009
Options	$7,878	$76,839	$-	$(84,717)	$-
Stocks	278,018	-	(64,395)	(193,139)	20,484
	$285,896	$76,839	$(64,395)	$(277,856)	$20,484

	Balance at April 1, 2007	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2008
Options	$-	$7,878	$-	$-	$7,878
Stocks	276,146	316,120	-	(314,248)	278,018
	$276,146	$323,998	$-	$(314,248)	$285,896

(a) Two of the Consultants who were issued shares in lieu of cash for their services requested the management that they would like to cancel the shares issued to them and instead receive cash payments from the Company owing to the fact that the Company’s share price remained depressed and lacked any substantial movements through the year and as a result they were unable to sell any shares and earn any compensation for their services.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

5.      PREPAID CONSULTING SERVICES  - (continued)

On December 12, 2008, the Board of Directors of the Company accepted their request and approved the following:

a.
Mr. Terence Robinson to be paid a cash compensation of $60,000 for the six months ended December 31, 2008 in return for 275,000  shares previously issued under Consultant Compensation Plan for cancellation.

b.
Mr. John Robinson to be paid $ 82,000 in four instalments - $20,489 on December 16, 2008, $20,489 on December 31, 2008, $20,489 on March 31, 2009 and the balance $20,533 on June 30, 2009 in return for 350,000 shares previously issued under Consultant Compensation Plan for cancellation.

Mr. Terence Robinson returned 275,000 shares for cancellation. These were cancelled and the cost of these shares of $64,395 was reversed to capital stock. A liability has been included in payable for $60,000 which became payable to him upon return of the shares.

Mr. John Robinson has not yet returned the shares for cancellation and hence cash liability and related shares cancellation has not yet been accounted for by the Company.

(b)	During the year, terms of all outstanding options were revised as explained in Note 7(b)(i). These options were therefore re-valued and an additional cost of $76,839 was expensed.

6.      CAPITAL STOCK

(a)         Authorized  -                              Unlimited number of common shares

(b)         Issued
As at March 31	2009		2008
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of year	30,095,743	$32,901,488	28,430,203	$32,413,811
Canceled ( note 5 (a))	(275,000)	$(64,395)
Issued under private placement (a)	1,000,000	$62,280
Finder's fee (a)		$(6,228)
Value assigned to warrants issued under private placement transferred to contributed surplus (note 8)		$(39,070)
Warrants exercised	-	-	315,540	122,446
Costs relating to warrants excercised		-		(12,245)
Value of warrants transferred to capital stoock upon exercise	-	-		61,356
Issued under 2007 Consultant Stock Compensation Plan	-	-	1,350,000	316,120
	30,820,743	$32,854,075	30,095,743	$32,901,488

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

6.      CAPITAL STOCK – (continued)

(a)
On December 12, 2008, The Board of Directors of the Company approved a private placement to raise equity funds up to US$500,000. The private placement consists of Units up to maximum of ten million, to be issued at US0.05 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.10 each within two years of the issuance of warrant.

The board also approved a finder’s fee at 10% of the proceeds from the issuance of units and warrants attached thereto payable to Current Capital Corp., a related party (note 13).

 As at March 31, 2009, the Company received one subscription for one million units. The board has agreed to waive any closing date and to continue to accept more subscriptions within the approved maximum limit.

7.      STOCK OPTION PLANS

The following is a summary of all Stock Option Plans as at March 31, 2009:

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	(70,000)	(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)	(400,000)	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	(225,000)	(1,600,000)	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

	March 31, 2009			March 31, 2008
	# of Options	Weighted average exercise price in US $		# of Options	Weighted average exercise price in US $
Issued and outstanding at beginning of year	4,825,000	$0.46		4,795,000	$0.46
Issued during year	-			50,000	$0.35
Expired during year (i)	-			-20,000	$0.75
Issued and outstanding at end of year	4,825,000	0.15	(i)	4,825,000	$0.46

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

7.      STOCK OPTION PLANS – (continued)

(i) On December 12, 2008, the Board of Directors of the Company approved extension of expiry dates of all outstanding options by one year from the date of their expiry and revision of the exercise price to US$0.15 for all options. The market price of the Company’s common shares on December 12, 2008 was US$0.05.

Fair value of these options was re-estimated on December 12, 2208 to reflect the modifications made in the terms. The re-estimation was done using a Black-Scholes option price model with the following assumptions:

Risk free interest rate1%
Expected dividendnil
Expected volatility (based on previous 88 weeks average market price)161.75%
Expected life614 days
Exercise priceUS$0.15
Market priceUS$0.05

The value based on the above model came to $76,839, which was expensed (see note 5(b)).

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

(c)                Details of weighted average remaining life of the options granted and outstanding are as follows:

Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.15	4,825,000	1.78	0.35	1,680,000	1.67
			0.50	3,015,000	1.85
			0.75	125,000	1.38
			1.00	5,000	1.38
0.15	4,825,000	1.78	0.46	4,825,000	1.78

All options were fully vested immediately as at March 31, 2009 and 2008. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options (2008: 1,995,000) and less than the market price for the balance of 2,830,000 (2008: 2,830,000) options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

8.	WARRANTS

(a)                Movement in warrants during the year are as follows:
	2009			2008
	# of warrants	Weighted average exercise price in US$	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of year (ii)	12,846,420	0.44	2,153,857	13,161,960	0.44	2,215,213
Issued during year (i)	1,000,000	0.10	39,070	-		-
Exercised during year				(315,540)		(61,356)

Issued and outstanding, end of year	13,846,420	$0 .24	$2,192,927	12,846,420	$0.44	$2,153,857

(i)
The company issued 1 million warrants under a 2009 private placement relating to Units subscribed during the current year as explained in Note 6(a). These warrants are convertible into equal number of common shares at an exercise price of US$0.10 per warrant and expire within two years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	104%
Expected life	730 days
Market price	US$0.14

The fair value of the warrants as per the Black-Scholes option price model amounted to $113,523. Using the relative fair value method, an amount of $39,070 (70%) has been accounted for as reduction in value of shares and increase in value of warrants.

Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

(ii)	During the fiscal year 2009, the Board of Directors of the Company approved changes in the terms of the warrants issued and outstanding as follows:

i.
On December 12, 2008, exercise price of 11,124,460 warrants issued as part of 2006 private placement and still outstanding was reduced from US$0.35 to US$0.25 and their expiry date extended by six months from the existing expiry dates. The market price of the Company’s common shares on December 12, 2008 was US$0.05.

ii.
On March 30, 2009, exercise price of 1,721,960 warrants issued as part of 2003 private placement and still outstanding was reduced from US$ 1 to US$0.25 and their expiry date extended by six months from the existing expiry date. The market price of the Company’s common shares on March 30, 2009 was US$0.08.

The fair value of these warrants was not recalculated due to these changes.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

8.	WARRANTS – (continued)

(b)	Details of weighted average remaining life of the options granted and outstanding are as follows:

	2009			2008
	Warrants outstanding & excercisable			Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.25	12,846,420	0.29	1.00	1,721,960	1.00
0.10	1,000,000	1.88	0.35	11,124,460	0.77

0.46	13,846,420	0.40	0.46	12,846,420	0.80

9.      LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 30,170,743 shares for the year ended March 31, 2009 (2008 – 28,840,653, 2007 – 27,472,703).

The Company had approximately 13.8 million warrants and 4.8 million options, which were not exercised as at March 31, 2009. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

10.	CONSULTING FEE
For the year ended March 31	2009	2008	2007
Fees settled in stocks and options (Note 5)	277,856	314,248	367,973
Fees settled for cash	166,928	82,217	50,461

	$444,784	$396,465	$418,434

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

11.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income before income taxes. The reasons for the differences are as follows:

	2009	2008	2007
Income tax recovery based on combined corporate income tax rate of 33% (2008: 33.50% and 2007: 36.12%)	$(227,507)	$(191,553)	$(59,237)
Increase(Decrease) in taxes resulting from:
Investments in Subsidiary (BDC) written off on disolution	-	(50,280)	-
Non-deductible stock based compensation	91,692	105,273	132,912
Non-deductible meals & entertainment expenses	8,882	11,199	7,503
Not-taxable portion of gain on sale of short term investments	(7,431)	(41,616)	(117,482)
Write off of a short term investment	10,397
Income tax recovery	(123,967)	(166,977)	(36,304)
Benefit of tax losses not recognised	123,967	166,977	36,304
Provision for income taxes	$-	$-	$-

The components of the future income tax asset and the country of origin at March 31, 2009 and 2008 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 29% (2008: 33.50%) and the US income tax rate of 34.00% for both the years):

	Canada		US
	2009	2008	2009	2008
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,199	$2,697	$1,498	$1,498
Capital losses carried forward	560	647	-	-
Unrealised losses on short term investments	642	438
Future tax assets	3,401	3,782	1,498	1,498
Valuation allowance	(3,401)	(3,782)	(1,498)	(1,498)
Future income taxes	$-	$-	$-	$-

The Company has approximately $7.6 million (2008: $8 million) in Canadian non-capital losses, $1.9 million (2008: $1.9 million) in capital losses and US$ 4.4 million (2008: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the financial statements as management has determined that it is not more likely than not that the losses will be utilized.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

11.	INCOME TAXES - continued

The non-capital losses expire as follows:

                        Canadian in CDN$                                                       US in US$
In 000’$                                                                in 000’$

2010                                                   232
2014                                               1,337
2015                                               1,319                                           2025                      $           1,050
2026                                               3,373                                           2026                                   3,300
2027                                                  271                                           2027                                        25
2028                                                  675
2029                                                  374

       $ 7,581                                                                           $           4,375

12.           COMMITMENTS  AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term up to March 31, 2010. Between June 1, 2008 and December 31, 2008, Mr. Shah was allowed to draw $10,000 per month in arrears until market price of the Company’s common shares reaches $0.50 provided that such drawings will be considered as fee advances to be repaid when the market price of the common shares of the Company stays at $0.50 or above for a consecutive period of three months. Total sum of $70,000 thus withdrawn by Mr. Shah until December 31, 2008 has been included in other receivable. For the period of six months from January 1, 2009 to June 30, 2009, Mr. Shah has been approved a cash fee of $10,000 per month plus taxes. Fee for the second half of the calendar year 2009 has not yet been determined. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. The contract provided for a monthly fee of $10,000 inclusive of taxes plus reimbursement of expenses and a lump sum compensation of $250,000 for early termination of the contract without cause.  Mr. Robinson accepted 550,000 common shares issued under 2007 Consultant Stock Compensation Plan in lieu of his fees for the year ended December 31, 2008. However, he was allowed to return half of the issued shares -275,000 - for cancellation and instead was to be paid a cash fee of $60,000 ( see also Note 5), which has been included in accounts payable. From January 1, 2009 to March 31, 2009, a fee of $10,000 per month has been accrued as payable to Mr. Robinson and is included in accrued liabilities. The Company is still reviewing the matters concerning settlement of amounts due to Mr. Robinson until March 31, 2009 and terms of the renewal of his contract. The Company however concluded that the consulting contract should be renewed.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

12.           COMMITMENTS AND CONTINGENT LIABILITIES - continued

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company.  On March 28, 2008, the Company renewed the consulting contract with Mr. John Robinson for another year to June 30, 2009.  The consulting fee was agreed to be US$82,000 which was pre-paid by issuance of 350,000 common shares under 2007 Consultant Stock Compensation Plan.  Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. The Company allowed Mr. Robinson to return the shares issued for cancellation and to be paid instead cash of $82,000 in four instalments. Mr. Robinson has not yet returned the shares for cancellation. (see also note 5)

(e) The Company has agreed to payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from exercise of any of the outstanding warrants and from the further subscriptions received under the 2009 private placement and related warrants (note 6(a)). The likely fee if all the remaining warrants and units are exercised will be approximately $580,000.

13.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements.

(i)
Included in shareholders information expense is $133,785 (2008 – $124,231; 2007 – $136,249) to Current Capital Corp, (CCC) for media relation’s services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged approximately $37,800 for rent, telephone and other office expenses (2008: $27,300 and 2007: $21,900).

(iii)
Finders fees of $6,228 (2008: $12,245, 2007: $740,043) was charged by CCC in connection with the private placement. (The fee for 2007 included a cash fee of $130,313 and 1,040,000 warrants valued at $609,730 using the Black-Scholes option price model).

(iv)
Business expenses of $19,205 (2008 - $15,771; 2007 - $10,279) were reimbursed to directors of the corporation and $68,009 (2008 - $118,774, 2007: $85,862) to a key consultant and a former chief executive officer of the Company.

(v)
Shares issued to a director under the Consultant’s stock compensation plan – Nil  (2008 : 450,000 valued at $105,373, 2007: 350,000 valued at $95,409,). Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant stock compensation plan (275,000) valued at $ (64,395) (2008: 550,000 valued at $ 128,790, 2007: 500,000 valued at $136,298).

(vi)	Options issued to directors under Stock option plans – nil (2008: 50,000 valued at $7,878, 2007: nil).

(vii)
Cash fee paid to directors for services of $60,000 (2008:$33,871 and 2007: $ nil). Cash fee paid to a key consultant and a former chief executive officer of the Company of $90,000 (2008 and 2007: $ nil). These fees are included under travel, promotion and consulting expenses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

13.           RELATED PARTY TRANSACTIONS – continued

(viii)
Accounts payable includes $15,482 (2008: $9,384, 2007: $3,471) due to CCC, $1,875 (2008: $757, 2007: $1,431) due to a director and $67,212 (2008: $6,577, 2007: $ 7,099) due to a key consultant and a former chief executive officer of the Company.

(ix)	Interest income includes $ nil (2008: $ nil & 2007: $1,398) representing interest received from the Chief Executive officer.

(x)
Included in short term investments is an investment of $200,000 (2008: $200,000, 2007: $ nil) in a private corporation controlled by a brother of the key consultant. The investment was stated at market value which was considered nil as at March 31, 2009 ($200,000 as at March 31, 2008)

(xi)
Included in short term investments
is an investment of $1,837,956 carrying cost and $361,877 fair value (2008: 1,929,049 carrying cost and $1,140,120 fair value, 2007: $1,604,493 carrying cost and $2,710,760 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said Corporation.

(xii)
Included in other receivable is an advance of $70,000 (2008 and 2007: $nil) made to Chief Executive Officer. The advance is repayable upon happening of certain events as explained in note 12 (b) and carries no interest.

(xiii)	Included in other receivable is an advance of $5,814 made to a director (2008: $2,470 and 2007: $ nil), advance is against future fee and carries no interest.

14.           SEGMENTED INFORMATION

As at March 31, 2009, 2008 and 2007, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 2. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segmental charges or transactions.

The Company had no business activity in the above segment.

The Company is now seeking business participation opportunities in all sectors. This may change the future major business segments for the Company.

Geographic Information

The Company operates from one location in Canada. Its assets were located in Canada as at March 31, 2009 and 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

15.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations, the continuation of the Company’s search for new business participation opportunities, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a) Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institution is a prime Canadian bank and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by one of the major Canadian banks.

 (b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 69% of total assets of the Company as at March 31, 2009( 69% at March 31, 2008). Further, the Company’s holding in one Canadian marketable security accounted for approximately 33% (2008: 31%) of the total short term investment in marketable securities or 23% (2008: 21%) of total assets at March 31, 2009.

The management tries to mitigate this risk by daily monitoring of all its investments by experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

 (c) Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due.

The Company ensures there is sufficient capital to meet short term business requirements. In addition, management and key consultants opted for several years to accept the Company’s common shares instead of cash towards their fee to ensure greater cash flow for other operational and business needs.

One of management’s goals is to maintain an optimal level of liquidity through the active management of the assets, liabilities and cash flows.

The Company’s maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

15.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

(d) Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Part of cash and short term investments are held in US dollars – approximately 3% of total assets at March 31, 2009 (23% as at March 31, 2008). The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative closing foreign exchange rates as at March 31, 2009 are as follows:
                                                                                                       March 31,
2009                                  2008

One US Dollar to CDN Dollar                                                                   1.2602                                1.0279

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

16.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company currently has no debts or significant financial commitments. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at March 31, 2009, the shareholders’ equity was approximately $ 1.4 million (March 31, 2008: $ 5.2 million). Approximately 79% or $1.1 million was held in short term investments (March 31, 2008: $3.6 million or 69%) and the balance was held in cash and receivable. Absence of any significant external debts ensures the Company’s continued financial strength.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

17.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

There were no significant differences between Canadian GAAP and US GAAP which had any impact on the consolidated balance sheet and consolidated statement of cash flows.

The impact of significant US GAAP variations on the Consolidated Statement of Operations is as follows:

Net Loss for year, Canadian GAAP	$(689,415)	$(571,799)	$(164,043)
Reclassification of exchange loss (gain) on year end translation of foreign currency items and balances (ii)	-	-	111,659
Loss for year US GAAP	$(689,415)	$(571,799)	$(52,384)
Reclassification of exchange (loss) gain on year end translation of foreign currency items and balances (ii)	-	-	(111,659)
Unrealised losses on "available for sale" short term investments( i)	(3,118,250)	(2,266,470)	-
Unrealised gain on short term investments ( i)	-	-	959,701
Comprehensive Income(loss) for year, US GAAP	$(3,807,665)	$(2,838,269)	$795,658

Basic and diluted loss per share, US GAAP	$(0.02)	$(0.02)	$(0.00)

The following are brief explanations of the identified differences:

(i) Short-term Marketable securities

In Fiscal year 2008, CICA introduced a new handbook section 3855 to recognize and measure financial instruments including marketable securities. This revision brings the Canadian GAAP in line with the Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which requires that equity securities that have readily determinable fair values be classified as either available-for-sale or trading securities, and that they be reported at fair market values. For available-for-sale securities, unrealized gains or losses are to be reported as other comprehensive income, a separate component of shareholders’ equity, until realized. All short term investments are classified as “available-for-sale”.

Since the Company implemented the new Canadian standard on a prospective basis with no restatement of prior period financials, the reconciliation is presented to provide comparatives as per US GAAP

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

17.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES – continued

(ii)                 Exchange gains and losses on translation of foreign currency items and balances

Under Canadian GAAP, as revised under the handbook section 1651, foreign currency translation gains and losses are generally included in the determination of net income unless they relate to self sustaining foreign subsidiary, in which case, such translation gains and losses are included in the other comprehensive income computation. For the fiscal years 2009 and 2008, all translation losses of the Company were sustained by the entity whose functional currency is Canadian dollar and are therefore included in the computation of income.

The above treatment under Canadian GAAP is in line with the treatment required Under FAS 52 (13) and FAS 130 of the US GAAP.

Future U.S. accounting policy changes

In May 2009, The Financial Accounting Standard Board (FASB) issued a new Financial Accounting Standard (FAS) 165, “Subsequent events” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement is applicable to interim or annual financial periods ending after June 15, 2009. The Company does not believe that implementation of this Statement will have any effect on the financial statements.

In June 2009, FASB issued FAS 166, as an amendment of FAS 140 “Accounting for Transfer of Financial Assets”. This Statement removes the concept of a qualifying special-purpose entity from Statement 140 and removes the exception from applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, to qualifying special –purpose entities. This Statement is applicable to interim or annual financial periods beginning after November 15, 2009. The Company does not believe that implementation of this Statement will have any effect on the financial statements.

In June 2009, FASB issued FAS 167, “Amendments to FASB Interpretation No. 46(R)”. This Statement retains the scope of Interpretation 46(R) with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in Statement 166. This Statement is applicable to interim or annual financial periods beginning after November 15, 2009. The Company does not believe that implementation of this Statement will have any effect on the financial statements.

18	SUBSEQUENT EVENT

On April 7, 2009, the Company registered 2009 Consultant Stock Compensation Plan with Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. 3 million common shares of the Company were registered under the Plan.

19.	PRIOR YEARS’ COMPARATIVES

Certain prior years’ comparatives have been restated to conform to the current year’s presentation.